Exhibit 99.1

Bio-Bridge Science Signs a Non-Binding MOU to form a Joint Venture in China

OAK BROOK, Illinois--Bio-Bridge Science, Inc. (OTCBB:BGES), a biotechnology company engaged in the commercial development of vaccines for the prevention and treatment of human infectious diseases announced today that it has entered into a non-binding memorandum of understanding (the "MOU") with JR Scientific, Inc., a Woodland, California based manufacturer of classical and custom cell culture medium and sera products ("JRS”) and Mr. Jan Baker, President and CEO of JRS. Under the MOU, Bio-Bridge Science will form a joint venture (the "JV") together with JRS and several other investors in China. The JV is expected to mainly produce culture medium, serum, and other biomaterial for sale in China and other countries under the brand name of the JV. Cell culture medium and serum are used in vaccine production as well as scientific research. JRS and Mr. Baker as part of the MOU, agree to transfer technology and “know-how” to the JV. The total investment for the JV is planned to be around RMB 10 million (US about $1.4 million). Dr. Liang Qiao, Chairman and CEO of Bio-Bridge said, “We are excited to work with Mr. Baker, JRS, and other investors to form this JV. The JV will fit into our strategic plan by providing a potential source of revenue as well as vaccine material for our own vaccine research and production.”

Acquisition Update

The acquisition of a majority shareholding in Inner Mongolia Xinheng Baide Biotechnology Co., Ltd. reported in our 2007 fiscal year Form 10-KSB is proceeding. Xinheng Baide is a bovine serum producer based in Inner Mongolia, China. Bovine serum is used in vaccine production as well as scientific research. Bio-Bridge Science is finalizing its due diligence and expects to execute the definitive acquisition agreement before the end of April 2008. The Xinheng Baide acquisition is expected to provide Bio-Bridge with increasing revenues in the future as the demand for bovine serum increases.

Beijing GMP Facility Completion Update

Bio-Bridge signed a contract in March of 2008 with a local electricity construction company and the electricity construction work for Bio-Bridge’s GMP facility in Tianzho (Beijing) is currently underway. Bio-Bridge projects that the facility will be operational for producing vaccines for clinical trial purposes in the second half of 2008.

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com